Exhibit 21.1

Subsidiaries of NextDecade Corporation

Subsidiary Name	State of Incorporation
NextDecade LNG, LLC	Delaware
NEXT Carbon Solutions, LLC	Texas
Rio Grande LNG, LLC	Texas